UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 9, 2005

CARDIAC SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19567	33-0465681
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1900 Main Street, Suite 700, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 797-3800

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Line of Credit Facility

On May 9, 2005, Cardiac Science, Inc. (the “Company”) entered into a limited waiver and amendment agreement (the “Credit Facility Amendment”) to the Loan and Security Agreement, dated as of February 6, 2004, as amended to date (the “Loan Agreement”), with Silicon Valley Bank (“SVB”). Pursuant to the terms of the Credit Facility Amendment, the parties thereto agreed to modify a financial covenant regarding minimum EBITDA contained in the Loan Agreement to exclude the impact of the Company’s reduction of goodwill in the quarter ended March 31, 2005 (See Items 2.02 and 2.06 below). Additionally, SVB agreed to a limited waiver of the EBITDA covenant violation for quarter ended March 31, 2005.

Senior Debt Facility

On May 10, 2005, the Company entered into an amendment and limited waiver (the “Senior Debt Amendment”) to the Senior Note and Warrant Purchase Agreement, dated as of May 29, 2002, as amended July 1, 2003, March 15, 2004 and January 28, 2005 (the “Purchase Agreement”), with Perseus Acquisition/Recapitalization Fund, L.L.C., Perseus Market Opportunity Fund, L.P. and Cardiac Science Co-Investment, L.P. (collectively, the “Senior Note Holders”). Mr. Ray E. Newton III, a managing director of Perseus L.L.C. (an entity affiliated with the Senior Note Holders), serves on the Company’s Board of Directors as a designee of the Senior Note Holders.

Pursuant to the terms of the Senior Debt Amendment, the Company and the Senior Note Holders agreed to modify certain financial covenants regarding minimum debt to capitalization and minimum EBITDA contained in the Purchase Agreement to exclude the impact of the Company’s reduction of goodwill in the quarter ended March 31, 2005 (See Items 2.02 and 2.06 below). Additionally, the Senior Note Holders agreed to a limited waiver of any covenant violations for the quarter ended March 31, 2005 arising out of such reduction in goodwill.

Item 2.02 Results of Operations and Financial Condition.

On May 10, 2005, the Company issued a press release revising the earnings release originally issued on April 27, 2005, and reporting that the Company recorded a non-cash reduction of goodwill of approximately $47.3 million for the quarter ended March 31, 2005. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 2.06 Material Impairments.

Goodwill is an intangible asset related to the Company’s past acquisitions. Under generally accepted accounting principles, the Company is required to test the carrying value of its goodwill on an annual basis, or whenever events or circumstances indicate that a decrease in value may be warranted. Due to the recent decline in the Company’s stock price relative to its book value per share during the quarter ended March 31, 2005, the Company prepared a goodwill impairment analysis and, on or about May 9, 2005, concluded that the carrying value of its goodwill should be reduced by approximately $47.3 million. Based on the result of this goodwill impairment analysis, on May 10, 2005, the Company issued its final earnings press release which superseded the preliminary earnings press release issued on April 27, 2005 to reflect a non-cash reduction of goodwill of approximately $47.3 million for the quarter ended March 31, 2005 (See Item 2.02 above).

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Cardiac Science, Inc., dated May 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIAC SCIENCE, INC.

May 11, 2005	By:	/s/ Roderick de Greef
Roderick de Greef
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Cardiac Science, Inc., dated May 10, 2005.